Exhibit 10.9

Enforcement Video, LLC Senior Management Performance Bonus Plan

Russell Walker (2016)

Pursuant to the Enforcement Video, LLC Senior Management Performance Bonus Plan (the “Plan”), Mr. Walker is entitled to receive the following amounts for the achievement of the goals and objectives described below:

•	$38,000 if net revenues for the year ended December 31, 2016 exceed $77.0 million;

•	$1,500 for each quarter in which the executive successfully completes individual performance goals determined by the President at the beginning of the quarter (the “Individual Objectives”); and

•	$6,000 for the successful completion of 80% of all 2016 Individual Objectives.

Bonuses under the Plan will be paid promptly following the release of financial results for the year ended December 31, 2016.

To be eligible for the bonus, Mr. Walker must be employed by Enforcement Video, LLC and serving in his current position when the bonuses are paid.